Exhibit 15.2


Companhia de Bebidas das Americas - AmBev
Sao Paulo - Brazil
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We have made a review, in accordance with specific standards  established by the
Brazilian Institute of Independent Auditors (IBRACON), of the unaudited interim unconsolidated and consolidated financial information (ITRs) of Companhia de Bebidas das Americas - AmBev (the "Company") as of June 30, 2004 and for the three and six months period then ended, as indicated in our report dated July 30, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in the Company's report on Form 6-K, filed on August 17, 2004 is incorporated by reference in the Company's Registration Statement No. 333 - 117277 on Form F-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte Touche Tohmatsu

DELOITTE TOUCHE TOHMATSU
Auditores Independentes
Sao Paulo, Brazil
August 17, 2004